UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On June 12, 2014, ValueVision Media, Inc. sent the following e-mail message to employees.

To: Everyone at ShopHQ

From: Corporate Communications

Subject: Update on Annual Shareholder Meeting and Proxy Contest

Dear Team,

Today, the Clinton Group filed with the SEC some concerning letters from a former team member and two anonymous letters from current employees. Regarding the letter from disgruntled former host and vendor Pam McCoy, I and the rest of the Board and management can assure you that these allegations are simply not true and completely unfair to the talented ShopHQ team who comes to work every day and does an amazing job with passion and dedication to the customer and each other.

With respect to the other two letters from anonymous team members who expressed concern and unhappiness with members of management and the ShopHQ work culture, let me stress that the company has an open door communication policy with its team members who have every right to be heard. We also have a hotline for team members to raise concerns, and anytime a complaint is brought forward, the company takes it seriously. Your opinion does matter, and your constructive feedback is welcome anytime.

As you know, I am extremely passionate about our company and our vision to build and inspire communities through shopping. We are here to serve the customer and each other. We are all deeply focused on driving the business, growing shareholder value, and fostering a ShopHQ culture where we build trust, listen to each other, and show appreciation. I witness the positive impact of what we’ve developed and what we do together each day as I walk the halls and speak with you.

I also think that it is unfortunate that the Clinton Group and its nominees apparently believe that their interests are served by making these letters public at this time. I would encourage that everyone here at the company continue to focus on the business and to trust in the personal connections we all have at ShopHQ.

We have much to be proud of when looking at our track record of success and what we’ve accomplished together over the past five years. We have over 1,000 team members who enthusiastically come to work every day. We have a strong and engaged vendor community, many of whom have long-standing relationships with the company. We are serving more customers than ever before. We are doing the right things at ShopHQ, have returned the company to growth, and I am confident about our bright future.

Each of you has an important role to play in the future of ShopHQ. I, along with the Board, thank you for all the hard work. And, please remember, if for any reason you receive outside inquiries, please direct them to Dawn Zaremba at (952) 943-6043.

Keith

Important Information

This email may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s Annual Meeting of Shareholders on June 18, 2014. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

###